EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

POWELL INDUSTRIES REPORTS
FISCAL 2004 SECOND QUARTER RESULTS

HOUSTON – JUNE 3, 2004 – Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2004 second quarter ended April 30, 2004.

        Revenues for the second quarter of 2004 were $51.5 million compared to revenues of $64.2 million for the second quarter of 2003. Net income for the second quarter was $360,000, or $0.03 per diluted share, compared to $2.0 million, or $0.19 per diluted share, in the same period a year ago. The company generated $8.7 million in free cash flow, defined as total cash flow from operations of $10.3 million less all capital expenditures of $1.6 million, in the second quarter. The company uses this measure because it believes free cash flow is a good indicator of operating efficiency.

         Revenues for the first six months of fiscal 2004 were $104.7 million compared to revenues of $135.8 million for the first six months of fiscal 2003. Net income for the first six months was $1.1 million, or $0.10 per diluted share, versus $4.5 million, or $0.43 per diluted share, including the effect of a change in accounting principle of $510,000 for the adoption of Statement of Financial Accounting Standards (SFAS) No.142, “Goodwill and Other Intangible Assets.” Excluding the effect of a change in accounting principle, net income for the first six months of 2003 was $5.1 million, or $0.47 per diluted share.

         Thomas W. Powell, chairman and chief executive officer, stated, “We are pleased that the long awaited upturn in market opportunities is apparently here. New orders booked were up $12 million over the first quarter and we expect this encouraging booking trend to continue. While market volume is up, market price levels remain highly competitive on all fronts.” Mr. Powell added, “We currently have a very competitively priced order backlog that will continue to impact our earnings for the remainder of the year.”

         The Electrical Power Products segment recorded revenues of $44.0 million in the second quarter compared to $58.2 million in the second quarter a year ago. Income from continuing operations before income taxes for Electrical Power Products totaled $0.3 million versus $3.0 million in last year’s second quarter.

         Process Control Systems’ revenues for the second quarter were $7.5 million compared to $6.0 million for the same period a year ago. Income from continuing operations before income taxes for Process Control Systems totaled $0.3 million versus $0.2 million a year ago.

         The company’s order backlog as of April 30, 2004, was $131.2 million, compared to $137.3 million at the end of the first quarter of 2004 and $203.0 million at the end of the second quarter one year ago. New orders placed during the second quarter of 2004 totaled $45.3 million versus $33.1 million in this year’s first quarter and $98.7 million in the second quarter a year ago.

OUTLOOK

         The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.

         Based on current booking trends, Powell Industries now expects fiscal 2004 third quarter earnings to range between $0.04 and $0.09 per diluted share, and full year 2004 earnings to range between $0.25 and $0.35 per diluted share. Fiscal 2004 revenue is expected to range between $205 million and $220 million, and free cash flow, defined as total cash flow from operations less all capital expenditures, is expected to range between $5 million and $10 million.

CONFERENCE CALL

        Powell Industries has scheduled a conference call for Thursday, June 3, 2004, at 11:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2211 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 10, 2004. To access the replay, dial (303) 590-3000 using a passcode of 580254.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

         Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

– Tables to follow –

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
(In thousands, except per share data)
Revenues	$51,476	$64,201	$104,703	$135,781
Cost of goods sold	42,857	52,077	86,529	109,425

Gross profit	8,619	12,124	18,174	26,356
Selling, general and administrative expenses	8,187	8,909	16,726	18,318

Income before interest and income taxes	432	3,215	1,448	8,038
Interest expense	34	81	62	167
Interest income	(175)	(88)	(367)	(180)

Income from continuing operations before income taxes and cumulative
effect of change in accounting principle	573	3,222	1,753	8,051
Income tax provision	213	1,204	646	2,999

Income from continuing operations before cumulative effect of change
in accounting principle	$360	$2,018	$1,107	$5,052
Cumulative effect of change in accounting principle, net of tax	$--	$--	$--	$(510)

Net income	$360	$2,018	$1,107	$4,542

Net earnings per common share:
Basic:
Earnings from continuing operations	$0.03	$0.19	$0.10	$0.48
Cumulative effect of change in accounting principle	--	--	--	(0.05)

Net earnings	$0.03	$0.19	$0.10	$0.43

Diluted:
Earnings from continuing operations	$0.03	$0.19	$0.10	$0.47
Cumulative effect of change in accounting principle	--	--	--	(0.04)

Net earnings	$0.03	$0.19	$0.10	$0.43

Weighted average number of common shares outstanding	10,676	10,580	10,664	10,577

Weighted average number of common and common equivalent shares
outstanding	10,768	10,657	10,764	10,665

SELECTED FINANCIAL DATA:
Capital Expenditures	$1,600	$962	$3,135	$2,802

Depreciation and amortization	$1,197	$1,232	$2,339	$2,499

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2004	October 31, 2003
(In thousands)	(Unaudited)
Assets:
Current assets	$141,341	$141,313
Property, plant and equipment (net)	45,087	43,998
Other assets	5,310	5,029

Total assets	$191,738	$190,340

Liabilities & stockholders’ equity:
Current liabilities	$43,396	$44,424
Long-term debt and capital lease obligations, net of current maturities	7,048	6,891
Deferred and other long-term liabilities	2,670	2,421
Stockholders’ equity	138,624	136,604

Total liabilities and stockholders’ equity	$191,738	$190,340

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$43,993	$58,153	$90,152	$123,714
Process Control Systems	7,483	6,048	14,551	12,067

Total revenues	$51,476	$64,201	$104,703	$135,781

Income from continuing operations before income taxes and cumulative effect of change in accounting principle:
Electrical Power Products	$270	$2,993	$1,201	$7,606
Process Control Systems	303	229	552	445

Total income from continuing operations before income taxes and
cumulative effect of change in accounting principle	$573	$3,222	$1,753	$8,051

	April 30, 2004	October 31, 2003
(In thousands)	(Unaudited)
Assets:
Electrical Power Products	$119,582	$127,721
Process Control Systems	13,020	14,269
Corporate	59,136	48,350

Total assets	$191,738	$190,340

Backlog:
Electrical Power Products	$75,527	$96,986
Process Control Systems	55,662	60,473

Total backlog	$131,189	$157,459